Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball, Ed. D.
Director, Finance and Investor Relations	Vice President, Marketing and PA
214-473-3969	214-473-3752

Triad Receives the Requisite Consents Pursuant to its Tender Offer and

Consent Solicitation for its 11% Senior Subordinated Notes Due 2009

PLANO, TX, November 5, 2003 – Triad Hospitals, Inc. (“Triad” or the “Company”) (NYSE: TRI) announced today that it has received the requisite tenders and consents from holders of its 11% Senior Subordinated Notes due 2009 to amend the related indenture. On October 27, 2003, Triad commenced a cash tender offer and consent solicitation relating to any and all of the $325.0 million outstanding principal amount of the notes. The consent solicitation expired at 5:00 p.m., New York City time, on Tuesday, November 4, 2003. Prior to expiration of the consent solicitation, holders of approximately 98% of the outstanding principal amount of the notes had tendered their notes and consented to the proposed amendments to the related indenture. The tender offer for the notes will expire at 11:59 p.m., New York City time, on Monday, November 24, 2003, unless extended or earlier terminated.

Triad intends to enter into a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement, dated October 27, 2003. The proposed amendments will not become operative, however, unless and until the notes tendered by the consenting holders are accepted and paid for pursuant to the terms of the tender offer. Once the proposed amendments to the related indenture become operative, they will be binding upon the holders of notes not tendered into the offer.

The tender offer is conditioned upon, among other things, Triad’s completion of a new senior subordinated notes offering in the principal amount of at least $450.0 million. Subject to the terms and conditions of the tender offer, Triad expects to make payment for the notes tendered by the consenting holders upon completion of the new notes offering. Following the expiration of the tender offer and subject to the terms and conditions thereof, Triad expects to make payment for notes validly tendered after the expiration of the consent solicitation and prior to the expiration of the tender offer. The new notes will not be registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Merrill Lynch & Co. and Banc of America Securities LLC are acting as co-dealer managers and co-solicitation agents for the tender offer and the consent solicitation. The depositary for the tender offer is Citibank, N.A. The tender offer and consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Merrill Lynch & Co., telephone number (888) ML4-TNDR (toll free) and (212) 449-4914 (call collect), and Banc of America Securities LLC, telephone number (888) 292-0070 (toll free) and (704) 388-4813 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (888) 549-6627 (toll free) and (212) 440-9800 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement, dated October 27, 2003.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. Upon closing of a pending acquisition of 4 hospitals, the Company will have 55 hospitals (including two under construction) and 14 ambulatory surgery centers in 17 states with approximately 9,680 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.